Exhibit 10.1

PLEASE READ THIS DOCUMENT CAREFULLY. IT WILL

RELEASE AND WAIVE LEGAL CLAIMS AND RIGHTS

YOU MAY HAVE. YOU ARE ADVISED TO CONSULT WITH

AN ATTORNEY BEFORE SIGNING THIS DOCUMENT.

SEPARATION AGREEMENT AND RELEASE

1.	Definitions. All words used in this Separation Agreement and Release (“Release”) have their plain meanings in ordinary English. Specific terms used in this Release have the following meanings.

A. “I,” “me,” and “my,” mean both me and anyone who has or obtains any legal rights or claims through me, including but not limited to, my spouse, heirs, assigns, representatives, and executors.

B. “Employer” means Coventry Health Care, Inc. (“CHC”), and any of its current or former employees, servants, agents, representatives, heirs, executors, administrators, officers, directors, masters, partners or partnerships, joint venture partners, affiliated organizations, divisions, committees, parents, subsidiaries, divisions, predecessors, successors, assigns, insurer, underwriters, legal representatives, new entities created through merger or acquisition that include any of the preceding, or all of them; any present past employee benefit plan sponsored by Employer and/or the directors, officers, trustees, administrators, employees, attorneys, agents, or representatives of that plan; any company providing insurance to Employer in the present or past; and any person who acted on behalf of or on instructions from Employer.

C. “My Claims” means all of my existing rights, as of the date of my execution of this Release, to any relief of any kind from Employer, whether or not I know about those rights, including but not limited to:

(1) all claims arising out of or relating to my past employment with Employer, the termination of that employment, or the statements or actions of Employer;

(2) all claims under any federal, state, or local statute, ordinance, or regulation, including but not limited to, claims for any alleged unlawful discrimination or any other alleged unlawful employment practices under, Title VII of the Civil Rights Act of 1964, as amended; Maryland Human Relations Commissions Act, Maryland Ann. Code art. 49(B) et seq., Maryland Code Ann. Labor and Employment §3-307 et seq., the Civil Rights Act of 1991; the Civil Rights Act of 1886; the Equal Pay Act of 1963, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefit Protection Act of 1990, the Americans With Disabilities Act of 1990, as amended; the Employee Retirement Income Security Act; the Family and Medical Leave Act of 1993; the Lilly Ledbetter Fair Pay Act of 2009; the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended; and the Genetic Nondiscrimination Act of 2008;

Separation Agreement and Release

(3) all claims under any principle of common law, including but not limited to, claims for alleged unpaid salary, overtime, and bonuses, harassment, retaliation or reprisal, assault or battery, defamation, intentional or negligent infliction of emotional distress, invasion of privacy, false imprisonment, fraud, intentional or negligent misrepresentation, interference with contractual or business relationships, violation of public policy, my conduct, if any, as a “whistleblower”, negligence, breach of contract, breach of fiduciary duty, breach of the covenant of good faith and fair dealing, promissory or equitable estoppel, and any other wrongful employment practices;

(4) all claims for any type of relief from the Employer, including but not limited to, claims for back pay, front pay, lost benefits, reinstatement, liquidated damages, multiple damages, punitive damages, and damages for any alleged breach of contract, any tort claim, or any alleged personal injury or emotional injury or damage, whether or not compensable under any workers’ compensation statutes; and

(5) all claims for attorneys’ fees, costs, and disbursements.

(6) “My Claims” do not include (i) my vested rights, if any, in Employer’s Select Savings 401(k) Plan, Employer’s 401(k) Restoration and Deferred Compensation (RESTORE) Plan, or any vested equity awards (ii) all of CHC’s obligations to me pursuant to this Release, all of which survive unaffected by this Release.

2.	My active services as an employee will end on May 29, 2012 (Termination Date).

A. If I decide to voluntarily sign this Release, I will be granted the following benefits by Employer:

(a) Employer will forgive my obligation to re-pay associated relocation expenses I incurred as part of my employment with Coventry; and

(b) Employer will pay me a lump-sum payment of seventy-five thousand dollars ($75,000), less applicable taxes for miscellaneous costs and expenses related to my termination of employment. This payment shall be made within 10 business days after my execution date of this Release.

Separation Agreement and Release

As of my last day of employment, I am no longer authorized to incur any expenses, obligations or liabilities on behalf of Employer, handle any Employer business, or direct employee activities.

I may keep any copies or duplicates of reports or papers, I now have which are directly related to my personnel records or required for preparation of my personal income tax return. I represent that I will return all Employer property, including reports, files, records, cell phone, computers or peripheral equipment, SecurID cards, software, security passcards, keys, computer codes, manuals and other physical or personal property which I received or prepared or helped prepare in connection with my employment with Employer. Each party agrees not to make negative comments to current or future professional colleagues, prospective or potential employers, members of the health care community, or others about the other party which could result in damage to the reputation of the other party, recognizing that to do so will result in the use of allowable legal recourse by the other party. I also agree, that for a period of thirty (30) days after my Termination Date, as a condition of receiving severance and the other consideration described in this Release, to fully cooperate with and consult with Employer, either by telephone or in person to clarify or analyze issues, locate materials or review projects with which I was associated, as needed, to effect a reasonable transition of ongoing business activities.

3.	Death. If I die prior to the payment being made pursuant to Paragraph 2, all amounts payable to me under this Release will be paid to my estate.

4.	Agreement to Release My Claims. In exchange for the payment being made to me pursuant to Paragraph 2, which payment is substantially more than Employer is required to provide me under its standard policies and procedures, and which payment is expressly conditioned on and in consideration of my execution of this Release, I agree to give up all My Claims against the Employer. I will not bring any lawsuits or make any other demands or claims against the Employer or allow or authorize any other person to do so on my behalf based on My Claims. The payment that I will receive is a full and fair compromise payment for the release of My Claims and for the other obligations I am assuming as specified in this Release. I understand that nothing in this Release may prevent or prohibit me from filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”), or participating in any investigation or proceeding conducted by the EEOC, however, I waive any and all rights that I might have to any further relief arising our of My Claims or otherwise arising out of any relationship between the Employer and me, whether brought by me or brought on my behalf by another other person or entity.

5.	Agreement Not to Solicit Employees or Disclose Information. I also agree, in exchange for the payment being made to me pursuant to Paragraph 2, that for a period of 12 months after my Termination Date, whether acting on my own or for another employer, I shall not, directly or indirectly, personally or as an employee, officer, director, partner, member, owner or consultant, induce, select, recruit or hire any employee of the Company or otherwise interfere with the employment relationship of any person employed by the Company.

Separation Agreement and Release

In addition, I agree, in exchange for the payment being made to me pursuant to paragraph 2, that for a period of 12 months after my Termination Date, I will not disclose to any person, other than an employee of the Employer, or except where such disclosure may be required by law, any material confidential information that I obtained while in the employ of Coventry about any of its products, services, pricing, technology, know-how or the like, customers, methods, or future plans, all of which I acknowledge are valuable, special, and unique assets, the disclosure of which would materially damage Employer.

6.	Agreement Not to Disparage. I also agree I shall not, in any communications with the press or other media or in any communications with any potential or actual stockholder, lender, investor, customer, client or supplier of the Company of any of its affiliates, criticize, ridicule or make any statement that disparages or is derogatory of the Company or any of its affiliates or any of their respective directors, officers or employees. The foregoing will not apply to any non-public oral statements made by the Executive to the Company or to any of the Company’s representatives or any compelled testimony or production, either by legal process, subpoena or otherwise; provided, however, in the event that the I am requested pursuant to, or required by, applicable law, regulation, or legal process to testify or otherwise respond to a request for information from any governmental authority, the Executive will notify the Company promptly (to the extent allowed by any such law, regulation or legal process) so that the Company may seek a protective order or other appropriate remedy.

7.	Agreement Not to Compete. Excluding my new employment with Horizon BCBS of New Jersey, I also agree Not to Compete with the Company (as hereinafter defined) for a period of 12 months after my Termination Date. For the purposes of this Section, the term “Compete with the Company” means action by the Executive, direct or indirect, either as an officer, director, stockholder, owner, partner, employee or in any other capacity, resulting in the Executive having any legal or equitable ownership or other financial or non-financial interest in or employment with, any HMO, managed care or health insurance business within a fifty (50) mile radius of any location where the Company or any subsidiary or affiliate of the Company conducts business as of my Termination Date ; provided, however, that the term “Compete with the Company” shall not include ownership (without any more extensive relationship) of a less than a five percent (5%) interest in any publicly-held corporation or other business entity. The Executive acknowledges that the covenants contained herein are reasonable as to geographic and temporal scope. The Executive acknowledges that his breach or threatened or attempted breach of any provision of this Section may cause irreparable harm to the Company not compensable in monetary damages and that the Company may be entitled, in addition to all other applicable remedies, to a temporary and permanent injunction and a decree for specific performance of the terms of this Section.

Separation Agreement and Release

8.	Confidentiality of Separation Agreement and Release. I understand that I may disclose the contents of this Release to my attorney, prospective employers, and my tax advisor. I agree that if I do so, I will inform them of this confidentiality clause and tell them that they are also bound by it. I agree that I will not disclose the contents of this Release or any of its terms to any other individual, corporation, or entity, except as required by law. I acknowledge that disclosing the contents of this Release except to the persons listed above and as required by law would cause Employer injury and damage, the actual amount of which would be difficult to determine; thus, I agree to pay Employer $1,000 each time that I violate this confidentiality clause, and also to pay all of Employer’s attorneys’ fees, costs, and disbursements incurred in getting a court order to stop me from violating this confidentiality clause or to seek damages from me resulting from my violation.

9.	Additional Agreements and Understandings. Even though the Employer will pay me to release My Claims, the Employer does not admit that it is responsible or legally obligated to me for My Claims. In fact, I understand the Employer denies that it is responsible or legally obligated for My Claims, or that it has engaged in any improper or unlawful conduct or wrongdoing against me or anyone else. This Release may not be introduced in any legal proceeding except to contest or seek enforcement of its terms.

10.	Advice to Consult with an Attorney. I understand and acknowledge that I am being advised by the Employer to consult with an attorney prior to signing this Release. My decision to sign or not to sign this Release is my own voluntary decision made with full knowledge that the Employer has advised me to consult with an attorney.

11.	Indemnification. Employer shall indemnify me to the maximum extent provided under (i) the mandatory and the permissive indemnification provisions of Delaware law (ii) the certificate of incorporation and bylaws of CHC, and (iii) any and all applicable insurance policies. This indemnification shall continue in full force and effect after I cease to serve as an officer, director, employee or in any other capacity with the Employer or any of its affiliates and shall inure to the benefit of my heirs, executors or administrators.

12.	My Representations. I am old enough to sign this Release and to be legally bound by the agreements that I am making. I have no physical or mental impairment of any kind that has interfered with my ability to understand the meaning or terms of this Release and am not under the influence of any medication or mind-altering chemical of any kind at the time that I signed this Release. I represent that I have not filed for personal bankruptcy or been involved in any pending personal bankruptcy proceeding between any accrual of My Claims and the date of my signature below. I am legally able and entitled to receive the full payment that will be made to me by the Employer in settlement of My Claims. I have read this Release carefully. I understand all its terms. In agreeing to sign this Release I have not relied on any statements or explanations made by the Employer or its attorneys, except as specifically set forth in this Release. I am voluntarily releasing My Claims against the Employer. I made the decision to sign this Release freely and without duress or coercion. This Release shall be governed by the laws of the state of Maryland.

Separation Agreement and Release

13.	My Rights to Review, Accept, or Rescind. The Employer has informed me and I understand and acknowledge that I have a period of twenty-one (21) days, beginning on the day after the day this Release is delivered to me, to consider whether I wish to enter into this Release and be bound by its terms. The Employer has informed me and I understand and acknowledge that if I do not accept the terms of this Release within that twenty-one (21) day review period, Employer may not extend the time in which its offer to enter into the agreements contained in this Release is open to me. I understand and acknowledge that if I sign this Release before the end of the twenty-one (21) day period, I hereby waive my right to the balance of such period of consideration and acknowledge that my waiver of such period is knowing, voluntary and has not been induced by any fraud, misrepresentation or a threat to withdraw or alter the settlement offer and benefits embodied in this Release on the part of the Employer.

If I decide to accept the terms of this Release, I must send the signed and dated Release by first-class mail, or deliver it by hand or courier, to the address given below within the twenty-one (21) day period that I have to consider signing this Release.

The Employer has informed me and I also understand and acknowledge that after I sign this Release, I may change my mind within a seven (7) day period, not counting the day on which I signed it, and revoke my acceptance of it. In order for my revocation to be effective, I understand and acknowledge that it must be in writing and mailed by certified mail, return receipt requested, or delivered by hand or courier, to Employer at the following address and postmarked or received by Employer within the seven (7) day period:

Coventry Health Care, Inc.

Attention: Steve Barley

6705 Rockledge Drive, Suite 900

Bethesda, Maryland 20817

I understand and acknowledge that I will not receive any payment under this Release if I revoke it, and in any event, I will not receive any payment until after the seven (7) day revocation period has expired.

14.	Entire Agreements. This Release and my Employment Agreement, are all agreements in their entirety between Employer and me relating to the termination of my employment and this settlement. In entering into this Release, I am not relying on any oral or written promise or statement by anyone at anytime on behalf of Employer. If any portion of this Release and my Employment Agreement are found to be invalid, unlawful, or unenforceable, I desire that all other portions of these documents be separated or appropriately limited in scope and will remain fully valid and enforceable. I agree that no separate consideration or benefit will be provided in such a situation.

Separation Agreement and Release

15.	NOTICE: MY SIGNATURE INDICATES THAT I HAVE CAREFULLY READ AND UNDERSTAND THE TERMS OF THIS RELEASE AND WAIVER OF CLAIMS AND RIGHTS, THAT I HAVE BEEN GIVEN TWENTY-ONE (21) DAYS TO CONSIDER THIS RELEASE AND THAT I WAS ADVISED TO CONSULT AN ATTORNEY ABOUT THIS RELEASE AND WAIVER OF CLAIMS AND RIGHTS, THAT THIS RELEASE PROVIDES BENEFITS TO WHICH I AM NOT OTHERWISE ENTITLED, AND THAT I AM SIGNING THIS DOCUMENT VOLUNTARILY AND NOT AS A RESULT OF COERCION, DURESS, OR UNDUE INFLUENCE.

I FURTHER UNDERSTAND THAT FOR A PERIOD OF SEVEN (7) DAYS FOLLOWING THE SIGNING OF THIS RELEASE AND WAIVER OF CLAIMS AND RIGHTS, I MAY REVOKE IT BY FOLLOWING THE DIRECTIONS IN PARAGRAPH 13 OF THIS DOCUMENT AND THE RELEASE AND WAIVER OF RIGHTS AND CLAIMS WILL NOT BE EFFECTIVE UNTIL SEVEN (7) DAYS AFTER I SIGN IT.

Signature:	/s/ Kevin Conlin	Dated:	May 29, 2012
Kevin Conlin
Employee ID: 43220

COVENTRY HEALTH CARE, INC.

By:	/s/ William G. Robinson, Jr.	Dated:	May 29, 2012
William G. Robinson, Jr.
SVP and Chief Human Resources Officer